Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1
Enterprise Products Partners Prices $500 Million of Senior Notes
     Houston, Texas (Wednesday, December 3, 2008) — Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC, has priced a public offering of $500 million of senior unsecured notes due 2014. The proceeds from the offering are expected to be used to temporarily reduce borrowings outstanding under the partnership’s Multi-Year Revolving Credit Facility and for general partnership purposes.
     The notes will be issued at 100 percent of their principal amount and will have a fixed-rate interest coupon of 9.75 percent and a maturity date of January 31, 2014. The expected settlement date for the offering is December 8, 2008. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on an unsecured and unsubordinated basis.
     Barclays Capital Inc., DnB NOR Markets Inc., Mizuho Securities USA Inc., Greenwich Capital Markets Inc., Scotia Capital (USA) Inc., and Wachovia Capital Markets, LLC acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Barclays Capital Inc. at Broadridge Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY, 11717, or by calling Barclays Capital Inc. at 1-888-227-2275 (ext. 2663), DnB NOR Markets, Inc. at 1-212-681-3800, Mizuho Securities USA Inc. at 1-800-221-8866 (ext. 3143), Greenwich Capital Markets, Inc. at 1-866-884-2071, Scotia Capital (USA) Inc. at 1-800-372-3930, or Wachovia Capital Markets, LLC at 1-800-326-5897.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these senior notes in any state or jurisdiction in which such an offer solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on August 27, 2007.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 or Rick Rainey, Media Relations (713) 381-3635
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